Exhibit 5.2

CONSENT OF McCARTHY TÉTRAULT LLP

Re: Registration Statement on Form F-10 of Medicenna Therapeutics Corp.

We hereby consent to the references to us on the front cover page of, and under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters” in, the short form base shelf prospectus dated June 3, 2020 forming a part of the registration statement on Form F-10 dated June 3, 2020 of Medicenna Therapeutics Corp., as such may thereafter be amended or supplemented, filed with the United States Securities and Exchange Commission. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ McCarthy Tétrault LLP

McCarthy Tétrault LLP

Québec City, Québec

June 3, 2020